Exhibit 99.2

December 10, 2018

Dear Select Income REIT Shareholder:

This Information Statement provides you with important information regarding our pro rata distribution of all of our 45,000,000 common shares of Industrial Logistics Properties Trust (“ILPT”), contingent upon the satisfaction or waiver of specified conditions.  This Information Statement includes information concerning:

•                  the conditions that must be satisfied or waived before we pay this distribution to you;

•                  the U.S. federal income tax treatment to you of our distribution of the ILPT common shares we own;

•                  how we determined the number of ILPT common shares you will receive in this distribution;

•                  how fractional shares will be treated;

•                  a brief description of the background and business of ILPT; and

•                  how you can obtain more information about these matters.

We hope we have addressed your questions and thank you for your investment in Select Income REIT.

Sincerely,

David M. Blackman
President and Chief Executive Officer

INFORMATION STATEMENT

Distribution of common shares of Industrial Logistics Properties Trust by Select Income REIT

Select Income REIT (“SIR”, “we” or “our”) is providing this Information Statement because we will distribute all of the 45,000,000 common shares of beneficial interest of ILPT (the “ILPT common shares”) that we own in a pro rata distribution to the holders of our common shares of beneficial interest (the “SIR common shares”) outstanding as of the close of business on December 20, 2018 (the “Record Date”), if the conditions described below under the heading “Information About the Distribution — Conditions to the Distribution” are satisfied or waived as of the date of our payment of such distribution.  This distribution is being made as a condition to closing of our agreement to merge (the “Merger”) with and into a wholly owned subsidiary (“Merger Sub”) of Government Properties Income Trust (“GOV”), pursuant to the Agreement and Plan of Merger, dated September 14, 2018 (as it may be amended from time to time, the “Merger Agreement”).  We refer to this distribution herein as the “Distribution.”

We currently expect to pay the Distribution to you on or after December 27, 2018 and at least one business day prior to the closing date of the Merger (the date we pay the Distribution, the “Distribution Date.”)  However, the Distribution is subject to the satisfaction or waiver of several conditions and our Board of Trustees has specified March 31, 2019 as the latest date for satisfaction or waiver of those conditions, so it is possible the Distribution will not be paid.

Based on the number of SIR common shares outstanding as of December 7, 2018, we expect that holders of SIR common shares outstanding as of the Record Date will receive in the Distribution approximately 0.503 ILPT common shares for each SIR common share held, subject to cash payment in lieu of any fractional shares.

We believe that the Distribution generally will be taxable to our shareholders for U.S. federal income tax purposes.  See “Information About the Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” below.  You are encouraged to consult your own tax advisor to determine the particular tax consequences of the Distribution to you.

For more information, shareholders who are record holders of SIR common shares should contact our transfer agent, registrar and dividend disbursing agent, EQ Shareowner Services, at (855) 598-5491.  Shareholders who hold SIR common shares in an account with a broker, bank or other nominee should contact such broker, bank or other nominee.

Neither the Securities and Exchange Commission nor any state securities regulator has approved the Distribution or the ILPT common shares to be distributed to you or determined if this Information Statement is accurate or adequate.  Any representation to the contrary is a criminal offense.

The date of this Information Statement is December 10, 2018.

QUESTIONS AND ANSWERS REGARDING THE DISTRIBUTION

Q.                                   I own SIR common shares.  What will I receive in the Distribution?

A.                                    Based on the number of SIR common shares outstanding as of December 7, 2018, we expect our shareholders to receive in the Distribution approximately 0.503 ILPT common shares for each SIR common share outstanding as of the Record Date, subject to cash payment in lieu of any fractional shares.  The final distribution ratio will be calculated by dividing the 45,000,000 ILPT common shares to be distributed by the total number of SIR common shares outstanding on the Record Date.

Q.                                   What is the Record Date for the Distribution?

A.                                    Our Board of Trustees has set the close of business on December 20, 2018 as the Record Date for our shareholders entitled to receive the Distribution.

Q.                                   What are the conditions that must be satisfied or waived for the Distribution to be paid?

A.                                    The Distribution is contingent upon the satisfaction or waiver of several conditions as of the Distribution Date, including:

•                  Our shareholders shall have approved the Merger and the other transactions contemplated by the Merger Agreement to which we are a party and GOV shareholders shall have approved the issuance of GOV’s common shares of beneficial interest (the “GOV common shares”) as consideration in the Merger as contemplated by the Merger Agreement;

•                  no law shall have been enacted or enforced which prohibits or makes illegal, and no temporary, preliminary or permanent order or injunction of a court shall be in effect preventing, the consummation of the Merger, any of the other transactions contemplated by the Merger Agreement or the issuance of GOV common shares in the Merger;

•                  the registration statement on Form S-4, together with any amendments or supplements thereto, filed by GOV with the Securities and Exchange Commission (“SEC”) relating to the Merger (the “Form S-4”) shall have been declared effective by the SEC and no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been initiated and not withdrawn;

•                  the GOV common shares to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”);

•                  since September 14, 2018 (the date of the Merger Agreement), there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect with respect to us or GOV; and

•                  the Merger Agreement shall be in full force and effect.

Our Board of Trustees has specified March 31, 2019 as the latest date for satisfaction or waiver of these conditions and payment of the Distribution.  If the conditions are not satisfied or waived by then, any distribution of the ILPT common shares by us would need to be re-authorized by our Board of Trustees.  As a result of these conditions, it is possible that the Distribution will not be paid.  See “Information About the Distribution — Conditions to the Distribution” below for more detailed information regarding these conditions.

Q.                                   Are the Merger and the Distribution subject to the same conditions?

A.                                    No.  Although the conditions that must be satisfied or waived for the Distribution are the same or substantially similar to some of the conditions that must be satisfied or waived before the Merger closes, the conditions to closing of the Merger and the Distribution are not identical.  The closing of the Merger is not a condition to the Distribution and it is possible that the Distribution will be paid even if the Merger does not close.

Q.                                   When will the Distribution be paid to SIR shareholders?

A.                                    We currently expect that we will pay the Distribution of ILPT common shares to our shareholders on or after December 27, 2018 and at least one business day prior to the closing date of the Merger.  However, the Distribution is subject to the satisfaction or waiver of several conditions, and it is possible that the Distribution may not be paid on that date or at all.

Q.                                   If I am a SIR shareholder on the Record Date and I sell my SIR common shares on Nasdaq on or before the Distribution Date, will I receive ILPT common shares in the Distribution?

A.                                    No.  Beginning two business days prior to the Record Date, SIR common shares will trade with “due bills,” meaning the SIR common shares will trade in the regular way market with an entitlement to the ILPT common shares to be paid in the Distribution.  Our shareholders who sell their SIR common shares on or after the second business day before the Record Date and on or before the Distribution Date will also be selling their right to receive ILPT common shares in the Distribution.  You should consult your financial advisor regarding the specific implications of selling your SIR common shares, ILPT common shares or any entitlement to receive ILPT common shares on or before the Distribution Date.

Q.                                   Will the Distribution affect the number of SIR common shares I currently hold?

A.                                    No.  The Distribution will not affect the number of SIR common shares you hold.  However, we expect that, after the Distribution Date, the market price of SIR common shares will decrease to reflect that we no longer own the ILPT common shares we distributed to our shareholders.

Q.                                   What are the U.S. federal income tax consequences of the Distribution to SIR shareholders?

A.                                    The income tax characterization of the Distribution will not be ultimately determined until after the close of our taxable year in which the Distribution has occurred.  However, assuming that the Distribution occurs in 2018 and that the price of the ILPT common shares when distributed is approximately the same as on December 10, 2018, then it is expected that approximately half of our cash and other distributions for all of 2018 (including the Distribution) will be a nontaxable return of capital, and the balance will largely be a capital gain dividend from the sale of securities that are not United States real property interests, with approximately 5% of each distribution comprising an ordinary  REIT dividend. Nontaxable returns of capital are generally nontaxable to both U.S. and non-U.S. shareholders, while capital gain dividends from the sale of securities that are not United States real property interests are generally nontaxable to non-U.S. shareholders and taxable at preferential rates to certain U.S. shareholders; nevertheless, because withholding rates and policies are complex and very dependent upon the discretion of applicable withholding agents, withholding may apply to our cash and other distributions (including the Distribution) in excess of the substantive tax liability applicable to such distributions, and the applicable shareholder may have to claim a refund from the Internal Revenue Service (“IRS”) to receive the overwithheld amounts.

You should consult your own tax advisor to determine the particular tax consequences of the Distribution to you.

Q.                                   Will I receive a share certificate for ILPT common shares distributed in the Distribution?

A.                                    No.  The ILPT common shares will be distributed in book entry form.  On the Distribution Date, our transfer agent, registrar and dividend disbursing agent will credit the account of each of our shareholders entitled to receive ILPT common shares and shortly thereafter will mail to each such shareholder a distribution statement reflecting their ownership of ILPT common shares along with a check for any cash payment in lieu of any fractional shares.  For additional information, record holders should contact our transfer agent, registrar and dividend disbursing agent, EQ Shareowner Services, at (855) 598-5491.

Q.                                   What if I hold my SIR common shares through a broker, bank or other nominee?

A.                                    The brokerage accounts of our shareholders who hold their SIR common shares through a broker, bank or other nominee will be credited with the ILPT common shares they are entitled to receive in the Distribution in accordance with the practices of such broker, bank or nominee.  For additional information, you should contact your broker, bank or other nominee directly.

INFORMATION ABOUT THE DISTRIBUTION

The Distribution

On December 10, 2018, our Board of Trustees authorized the pro rata distribution of our 45,000,000 ILPT common shares to holders of SIR common shares outstanding at the close of business on the Record Date, contingent upon satisfaction or waiver of specified conditions, which are described below under the heading “— Conditions to the Distribution” as of the Distribution Date.

We expect that the Distribution Date will be on or after December 27, 2018 and at least one business day prior to the closing date of the Merger.  On the Distribution Date, we will pay the Distribution and holders of SIR common shares will receive approximately 0.503 ILPT common shares for each SIR common share they hold as of the Record Date, subject to cash payment in lieu of any fractional shares and assuming the conditions to the Distribution are satisfied or waived.

Conditions to the Distribution

The Distribution is contingent upon the satisfaction or our written waiver of each of the following conditions as of the Distribution Date:

•                  The condition set forth in Section 8.1(a) of the Merger Agreement:

Our shareholders shall have approved the Merger and the other transactions contemplated by the Merger Agreement to which we are a party and GOV shareholders shall have approved the issuance of GOV common shares as consideration in the Merger, in each case by the requisite vote and as contemplated by the Merger Agreement.

•                  The condition set forth in Section 8.1(b) of the Merger Agreement:

No statute, rule or regulation shall have been enacted, promulgated or enforced by any governmental authority of competent jurisdiction applicable to the Merger, any of the other transactions contemplated by the Merger Agreement or the issuance of GOV common shares as consideration in the Merger which prohibits or makes illegal the consummation of the Merger, any of the other transactions contemplated by the Merger Agreement or the issuance of GOV common shares in the Merger and there shall be no temporary, preliminary or permanent order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, any of the other transactions contemplated by the Merger Agreement or the issuance of GOV common shares in the Merger.

•                  The condition set forth in Section 8.1(c) of the Merger Agreement:

The Form S-4 shall have been declared effective by the SEC under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

•                  The condition set forth in Section 8.1(d) of the Merger Agreement:

The GOV common shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

•                  The condition set forth in Section 8.2(c) of the Merger Agreement:

Since September 14, 2018, there shall not have occurred any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a “Company Material Adverse Effect” (as that term is defined in the Merger Agreement).  Generally, the term “Company Material Adverse Effect” is defined in the Merger Agreement to mean, with certain exceptions, events, circumstances, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, (i) are, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of us and our consolidated subsidiaries (other than ILPT and ILPT’s subsidiaries), taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair our ability to consummate the Merger before June 30, 2019, or prevent or materially impair our ability to perform our obligations under the Merger Agreement.

•                  The condition set forth in Section 8.3(c) of the Merger Agreement:

Since September 14, 2018, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a “Parent Material Adverse Effect” (as that term is defined in the Merger Agreement).  Generally, the term “Parent Material Adverse Effect” is defined in the Merger Agreement to mean, with certain exceptions, events, circumstances, changes, effects, developments, conditions or occurrences that, individually or in the aggregate, (i) are, or would reasonably be expected to be, material and adverse to the business, assets, liabilities, condition (financial or otherwise) or results of GOV and its consolidated subsidiaries, taken as a whole, or (ii) will, or would reasonably be expected to, prevent or materially impair the ability of GOV or Merger Sub to consummate the Merger before June 30, 2019, or prevent or materially impair the ability of GOV or Merger Sub to perform their obligations under the Merger Agreement.

•                  The Merger Agreement shall be in full force and effect, not having been terminated (or purported to have been terminated) in accordance with its terms.

Our Board of Trustees has specified March 31, 2019 as the latest date for satisfaction or waiver of these conditions.  If the conditions are not satisfied or waived by then, any distribution of the ILPT common shares by us would need to be re-authorized by our Board of Trustees.  As a result of these conditions, it is possible that the Distribution will not be paid.

The special meeting of our shareholders at which our shareholders will be asked to consider and vote on a proposal to approve the Merger and the other transactions contemplated by the Merger Agreement to which we are a party currently is scheduled for December 20, 2018 at 3:00 p.m., local time.  The special meeting of GOV shareholders at which GOV shareholders will be asked to consider and vote on a proposal to approve the issuance of GOV common shares as consideration in the Merger currently is scheduled for December 20, 2018 at 1:00 p.m., local time.

The Agreement and Plan of Merger is available as Annex A to the joint proxy statement/prospectus filed by us with the SEC on November 16, 2018.  You may obtain free copies of documents we have filed with the SEC at the SEC’s website at www.sec.gov or at our website at www.sirreit.com.

The Number of ILPT Common Shares You Will Receive in the Distribution

We expect that holders of SIR common shares at the close of business on the Record Date will be entitled to receive in the Distribution, for each SIR common share so held, a number of ILPT common shares equal to the quotient obtained by dividing (i) 45,000,000, by (ii) the total number of SIR common shares outstanding at the close of business on the Record Date, assuming the conditions to the Distribution are satisfied or waived, and subject to cash payment in lieu of any fractional shares.  89,550,528 SIR common shares were issued and outstanding as of December 7, 2018.  Based on that number of SIR common shares outstanding, we expect that holders of SIR common shares at the close of business on the Record Date will be entitled to receive approximately 0.503 ILPT common shares for each SIR common share held, subject to cash payment in lieu of any fractional shares.  We do not expect the number of SIR common shares outstanding to change materially between December 7, 2018 and the Record Date.

As explained below, our shareholders will not receive fractional ILPT common shares in the Distribution and instead our shareholders will receive an amount in cash in lieu of any such fractional interest.  If applicable, ILPT common shares may be withheld in respect of withholding taxes. See “— Material U.S. Federal Income Tax Consequences of the Distribution.”

Trading Before the Date We Pay the Distribution

We understand from Nasdaq that until the Distribution Date, SIR and ILPT common shares will trade on the Nasdaq markets as follows:

•                  SIR common shares “regular way” market (Nasdaq: SIR):  Beginning December 18, 2018 (i.e. two business days prior to the Record Date) and continuing through the close of trading on Nasdaq on the Distribution Date, SIR common shares will trade in the regular way market, the same market in which they are currently traded, with “due bills,” which are entitlements to receive the ILPT common shares in the Distribution. Therefore, if you own SIR common shares and sell those shares on the regular way market on or after the date that is two business days prior to the Record Date and on or before the Distribution Date, you will also be selling your right to receive ILPT common shares in the Distribution.  Beginning on the first business day after the date we have paid the Distribution, trades in SIR common shares will not include any entitlement to ILPT common shares distributed in the Distribution.

•                  SIR common shares “ex-distribution” market (Nasdaq: SIRVV): Beginning on the business day following the receipt of requisite shareholder approvals from SIR and GOV shareholders with respect to the Merger summarized above under the heading “— Conditions to the Distribution”, currently expected to be December 21, 2018, through the date we pay the Distribution, our shareholders may separately sell SIR common shares without their entitlement to the ILPT common shares in the SIR common shares ex-distribution market.

•                  ILPT common shares “regular way” market (Nasdaq: ILPT):  Through and following the Distribution Date, ILPT common shares will continue to trade in the regular way market, the same market in which they are currently traded and that has been in existence since ILPT completed its initial public offering in January 2018.

•                  ILPT common shares “when issued” market (Nasdaq: ILPTV):  Beginning on the business day following the receipt of requisite shareholder approvals from SIR and GOV shareholders with respect to the Merger summarized above under the heading “— Conditions to the Distribution”, currently expected to be December 21, 2018, through the date we pay the Distribution, our shareholders may separately sell their entitlement to the ILPT common shares in the ILPT common shares when issued market.

We currently expect that we will pay the Distribution to our shareholders on or after December 27, 2018 and at least one business day prior to the closing date of the Merger, assuming all conditions to the Distribution are satisfied or waived.

We understand that all trades in the “regular way” markets will settle on the second trading day after the trade date and all trades in the “ex-distribution” or “when issued” markets will settle on the third trading day after the date we pay the Distribution to our shareholders, regardless of the trade date.

You should consult your financial advisors regarding the specific implications of selling SIR common shares, ILPT common shares or any entitlement to receive ILPT common shares.

When and How Will Our Shareholders Receive the Distribution

We will pay the Distribution by releasing the 45,000,000 ILPT common shares we own to our transfer agent, registrar and dividend disbursing agent.  On the date we release such shares, the transfer agent, registrar and dividend disbursing agent will cause the ILPT common shares to which you are entitled to be registered in your name or in the “street name” of your broker, bank or other nominee.  Following this payment, we will not retain any ILPT common shares.  As explained below, our shareholders will not receive fractional ILPT common shares in the Distribution and instead our shareholders will receive an amount in cash in lieu of any such fractional interest.

Record Holders.  If you are a holder of record of SIR common shares and hold your SIR common shares either in physical form or in book entry form, the ILPT common shares distributed to you will be registered in your name in book entry form and you will become the record holder of that number of ILPT common shares.  See “—Direct Registration System” below.

“Street Name” Holders.  Many of our shareholders hold their SIR common shares in an account with a broker, bank or other nominee.  If this applies to you, your broker, bank or other nominee is the record holder of those SIR common shares and holds those shares on your behalf.  The ILPT common shares distributed to you in the Distribution will be registered in the “street name” of your broker, bank or other nominee, who in turn will credit your account for the ILPT common shares that you are entitled to receive in the Distribution in accordance with the practices of such broker, bank or nominee.  We encourage you to contact your broker, bank or other nominee if you have any questions regarding this process.

Fractional Shares.  Fractional ILPT common shares will not be distributed in the Distribution.  Instead, after we have paid the Distribution, our transfer agent, registrar and dividend disbursing agent will (i) aggregate all fractional ILPT common shares that would otherwise be owned, (ii) sell such aggregated fractional ILPT common shares in the open market and (iii) pay over the pro rata portion of the net proceeds from such sales of ILPT common shares to each of our shareholders or such shareholder’s broker, bank or other nominee, as applicable, who would otherwise have owned a fractional ILPT common share.  Our transfer agent, registrar and dividend disbursing agent will effect these sales and mail checks for fractional share payments to our shareholders as soon as practicable following the Distribution.  No interest will accrue on the amount of any payment made in lieu of the receipt of a fractional share.

Direct Registration System.  If your ILPT common shares will be registered in your name (rather than the “street name” of your bank or brokerage firm), they will be issued as uncertificated shares registered in book entry form through the direct registration system.  No certificates representing your ILPT common shares will be mailed to you, unless you request certificates from the ILPT transfer agent and registrar, EQ Shareowner Services.  Under the direct registration system, instead of receiving share certificates, you will receive a distribution statement reflecting your ownership interest in ILPT common shares.  EQ Shareowner Services will begin mailing distribution statements reflecting ownership of ILPT common shares promptly after the Distribution.  When you receive your first account statement, you will receive information explaining the direct registration system and detailing the various options of this form of ownership.

Material U.S. Federal Income Tax Consequences of the Distribution

Under the Internal Revenue Code of 1986, as amended (the “IRC”), the Distribution will generally affect our shareholders in the same manner as any other distribution of cash or property that we make on our shares. These tax consequences are described more fully in Item 1 of our Annual Report for the year ended December 31, 2017 filed with the SEC on February 16, 2018, captioned “Material United States Federal Income Tax Considerations”, and are summarized as follows:

•                  Distributions to our shareholders out of our allocable current or accumulated earnings and profits that are not designated by us as capital gain dividends will generally be taxable to our shareholders as ordinary income dividends (subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the IRC). To the extent of our net capital gain for the taxable year, we may designate dividends as capital gain dividends that will be taxable to our shareholders as long-term capital gain.

•                  Distributions in excess of our allocable current and accumulated earnings and profits will not be taxable to our shareholders to the extent that such distributions do not exceed that shareholder’s adjusted basis in SIR common shares, but rather will reduce the adjusted basis in those shares.

•                  Distributions in excess of our allocable current and accumulated earnings and profits that exceed a shareholder’s adjusted basis in SIR common shares generally will be taxable as capital gain from a deemed sale of those shares. Such gain will be taxable as long-term capital gain if such shares have a holding period of more than one year.

•                  Our earnings and profits for a year will generally be allocated among each of its distributions for that year in proportion to the amount of each distribution.

•                  As long as we qualify for taxation as a real estate investment trust (“REIT”), neither our ordinary income dividends nor our capital gain dividends will entitle corporate shareholders to any dividends received deduction.

•                  Withholding would typically apply to the Distribution to a shareholder in the same manner as withholding applies in respect of any cash distribution to such shareholder. To satisfy any applicable withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the ILPT common shares that the shareholder would otherwise receive or own, and the shareholder may bear brokerage or other costs for this withholding procedure.

The Distribution will be treated as a distribution by us to our shareholders in the amount of the fair market value of the ILPT common shares distributed (including any fractional shares deemed to be received, as described below). Because we expect the value of our total cash and other distributions for the taxable year in which the Distribution occurs to exceed our current and accumulated earnings and profits in such year, we expect that a portion of each cash or other distribution (including the Distribution) will be taxable to each of our shareholders as a taxable dividend and a portion will be treated as a reduction in such shareholder’s adjusted tax basis in SIR common shares. We may designate a portion of each such distribution as a capital gain dividend to our shareholders. Any portion exceeding a shareholder’s adjusted basis in SIR common shares will generally be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. shareholders at preferential maximum rates.

Our shareholders will receive a tax basis in the ILPT common shares received equal to the fair market value at the time of the distribution of the ILPT common shares, and their holding period in those shares will commence on the day after the Distribution.  A shareholder that receives cash in lieu of an ILPT common share generally will be treated as having received such fractional share and then as having received such cash in a taxable sale of the fractional share.  Gain or loss generally will be recognized by a U.S. shareholder based on the difference between the amount of cash received in lieu of the fractional share and the shareholder’s tax basis in the fractional share, as determined above.  Such gain or loss generally will be short-term capital gain or loss. All applicable U.S. federal income tax reporting will be prepared using the publicly available share price for an ILPT common share as the fair market value for each such share that we distribute and that our shareholders receive.

Subject to the detailed discussion contained in our Annual Report for the year ended December 31, 2017, we believe, and Sullivan &Worcester LLP has opined, as of October 26, 2018, that ILPT has qualified, and will remain qualified, for taxation as a REIT under the IRC.

A holder of SIR common shares is urged to consult their own tax advisor about the federal income tax consequences and other tax consequences of the Distribution and the ownership and disposition of ILPT common shares.

INFORMATION ABOUT ILPT

Overview of ILPT

ILPT is a Maryland REIT that owns and leases industrial and logistics properties throughout the United States.  As of September 30, 2018, ILPT owned 269 properties with a total of approximately 29,216,000 rentable square feet, including 226 buildings, leasable land parcels and easements with a total of approximately 16,834,000 rentable square feet that are primarily industrial lands located on the island of Oahu, Hawaii and 43 buildings with a total of approximately 12,382,000 rentable square feet that are industrial and logistics properties located in 25 other states.

ILPT’s principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts, 02458.  General information about ILPT can be obtained by visiting its website at www.ilptreit.com.  The contents of ILPT’s website are not incorporated by reference into, or otherwise a part of, this Information Statement.

Background of the Separation of ILPT from Us

ILPT was formed under Maryland law in 2017 as our wholly owned subsidiary.  Prior to ILPT’s initial public offering, we contributed 226 industrial properties located in Hawaii and 40 additional industrial and logistics properties located in 24 other states to ILPT and ILPT issued to us 45,000,000 ILPT common shares and a non-interest bearing demand note for $750 million.  In December 2017, ILPT repaid to us the entire principal amount outstanding under the demand note.

On January 17, 2018, ILPT completed an initial public offering of 20,000,000 common shares.  Upon the completion of the initial public offering, we continued to own 45,000,000 ILPT common shares, representing approximately 69.2% of the outstanding ILPT common shares.

On December 10, 2018, our Board of Trustees authorized the distribution, subject to the satisfaction or waiver of the conditions summarized above under the heading “— Conditions to the Distribution,” to our shareholders of the 45,000,000 ILPT common shares owned by us as a pro rata distribution to holders of SIR common shares outstanding at the close of business on the Record Date.

Following the Distribution Date, we will no longer own any ILPT common shares.

INFORMATION ABOUT ILPT COMMON SHARES

Under ILPT’s Amended and Restated Declaration of Trust, the authorized shares of beneficial interest of ILPT are comprised of 100,000,000 common shares, par value $.01 per share.  For a more complete description of ILPT common shares, you should review ILPT’s Amended and Restated Declaration of Trust and Amended and Restated Bylaws.  See “Where You Can Find More Information” for instructions on how to obtain these documents.

ILPT common shares currently trade on Nasdaq under the symbol “ILPT”.

EQ Shareowner Services is the transfer agent and registrar for ILPT common shares.  You may contact the ILPT transfer agent and registrar by telephone at (855) 598-5491 or at the following address: EQ Shareowner Services, Centre Pointe Curve 1110, Suite 10, Mendota Heights, MN 55120.  You can also visit EQ Shareowner Services on the internet at www.shareowneronline.com.

WHERE YOU CAN FIND MORE INFORMATION

We are providing this Information Statement to our shareholders to ensure that they have received adequate information regarding the Distribution.  The information in this Information Statement is not intended to be complete and does not contain all of the information that you should consider in connection with the Distribution.  We and ILPT are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and each company files reports and other information with the SEC.  Following completion of the Merger, we will become a wholly owned subsidiary of GOV, SIR common shares will be delisted and deregistered and we will no longer be subject to the reporting requirements of the Exchange Act.

For more information relating to the Merger and the other transactions contemplated by the Merger Agreement, you are encouraged to read the joint proxy statement/prospectus and the annexes thereto filed by us with the SEC on November 16, 2018, as it may be amended or supplemented from time to time.

The SEC  maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including us and ILPT, who file electronically with the SEC.  The address of that site is www.sec.gov.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS INFORMATION STATEMENT CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE”, “WILL”, “MAY” AND NEGATIVES OR DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS.  FOR EXAMPLE:

•                  THE DISTRIBUTION AND CLOSING OF THE MERGER ARE EACH SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS, INCLUDING THE RECEIPT OF REQUISITE APPROVALS BY OUR AND GOV’S SHAREHOLDERS.  WE CANNOT BE SURE THAT ANY OR ALL OF SUCH CONDITIONS WILL BE SATISFIED OR WAIVED, OR IF THEY ARE SATISFIED OR WAIVED, WHEN THEY MAY BE SATISFIED OR WAIVED.  ACCORDINGLY, THE DISTRIBUTION MAY NOT BE PAID AND/OR THE MERGER MAY NOT CLOSE WHEN EXPECTED OR AT ALL, OR THE TERMS OF THE DISTRIBUTION OR THE MERGER MAY CHANGE;

•                  BASED ON THE NUMBER OF SIR COMMON SHARES OUTSTANDING AS OF DECEMBER 7, 2018, WE EXPECT OUR SHAREHOLDERS TO RECEIVE IN THE DISTRIBUTION APPROXIMATELY 0.503 ILPT COMMON SHARES FOR EACH SIR COMMON SHARE OUTSTANDING ON THE RECORD DATE, SUBJECT TO CASH PAYMENT IN LIEU OF ANY FRACTIONAL SHARES.  THE NUMBER OF SIR COMMON SHARES OUTSTANDING IS SUBJECT TO CHANGE AND MAY INCREASE OR DECREASE BETWEEN DECEMBER 7, 2018 AND THE RECORD DATE.  ACCORDINGLY, THE FINAL NUMBER OF ILPT COMMON SHARES DISTRIBUTED FOR EACH SIR COMMON SHARE OUTSTANDING MAY INCREASE OR DECREASE; AND

•                  WE EXPECT THE MARKET PRICE OF SIR COMMON SHARES TO DECLINE TO REFLECT OUR LOSS OF THE VALUE OF ILPT COMMON SHARES AFTER WE HAVE PAID THE DISTRIBUTION.  THE MARKET PRICE OF SIR COMMON SHARES MAY CHANGE AS A RESULT OF A VARIETY OF FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL.

THE INFORMATION CONTAINED IN OUR FILINGS WITH THE SEC, INCLUDING UNDER THE CAPTION “RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 AND THE JOINT PROXY STATEMENT/PROSPECTUS FILED BY US ON NOVEMBER 16, 2018, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE STATED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS.  OUR FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

ADDITIONAL INFORMATION ABOUT THE MERGER AND THE OTHER TRANSACTIONS

AND WHERE TO FIND IT

In connection with the Merger and the other transactions contemplated by the Merger Agreement, GOV has filed with the SEC the Form S-4 containing the joint proxy statement/prospectus and other documents with respect to the Merger and the other transactions contemplated by the Merger Agreement. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE OTHER TRANSACTIONS.

A definitive joint proxy statement/prospectus has been mailed to GOV’s and our shareholders. Investors may obtain free copies of documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors may obtain free copies of GOV’s filings with the SEC from GOV’s website at www.govreit.com and free copies of our filings with the SEC from our website at www.sirreit.com.

PARTICIPANTS IN THE SOLICITATION RELATING TO THE MERGER AND THE OTHER TRANSACTIONS

GOV, its trustees and certain of its executive officers, we, our trustees and certain of our executive officers, and The RMR Group LLC, The RMR Group Inc. and certain of their directors, officers and employees may be deemed participants in the solicitation of proxies from GOV’s shareholders in respect of the approval of the issuance of GOV common shares of beneficial interest in the Merger and from our shareholders in respect of the approval of the Merger and the other transactions contemplated by the Merger Agreement to which we are a party. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of GOV’s and our shareholders in connection with the Merger and the other transactions contemplated by the Merger Agreement is set forth in the definitive joint proxy statement/prospectus for the Merger filed with the SEC. You can find information about GOV’s trustees and executive officers in its definitive proxy statement for its 2018 Annual Meeting of Shareholders. You can find information about our trustees and executive officers in our definitive proxy statement for our 2018 Annual Meeting of Shareholders. These documents are available free of charge on the SEC’s website and from GOV or us, as applicable, using the sources indicated above.

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